BG Staffing, Inc. Declares $0.25 Per Share
Cash Dividend

PLANO, Texas – (April 20, 2017) – BG Staffing, Inc. (NYSE MKT: BGSF), a rapidly growing national provider of professional temporary staffing services, today announced that its Board of Directors has declared a cash dividend of $0.25 per share of Common Stock.

The dividend will be paid on May 8, 2017 to all shareholders of record as of the close of business on May 1, 2017.

L. Allen Baker, Jr., President and CEO said, “Our continued growth and increasing profit margins provide the base for our sustained dividend payouts. Offering our long-term stockholders a return on their capital investment is one of our important corporate goals. At year end our dividend cover* was 2.6x and at the current price of our stock, the annualized yield is approximately 6.8%.”

About BG Staffing, Inc.
Headquartered in Plano, Texas, BG Staffing provides staffing services to a variety of industries through its various divisions. BG Staffing is primarily a professional temporary staffing platform that has integrated several regional and national brands and is set to achieve scalable growth. The Company was ranked 56th among the top 100 U.S. staffing companies and was named the 71st fastest growing staffing company in the country in 2016 by Staffing Industry Analysts. The Company’s acquisition philosophy is one that not only brings financial growth, but retention of unique and dedicated talent within the companies. This has resulted in a strong management team, with tenure and a desire to offer exceptional service to candidates, customers and investors. For more information on the Company and its services, please visit its website at www.bgstaffing.com.

Forward-Looking Statements
The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

*Adjusted TTM EBITDA/Annual Dividend

CONTACT:
Terri MacInnis, VP of Investor Relations

Bibicoff + MacInnis, Inc.
818.379.8500 terri@bibimac.com